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                                                For further information:

                                                Timothy J. Klahs
                                                Director, Investor Relations
                                                SFX Broadcasting, Inc.
                                                (212) 407-9126


FOR IMMEDIATE RELEASE


             SFX BROADCASTING ANNOUNCES DISTRIBUTION OF SUPPLEMENTS
                          TO ITS CONSENT SOLICITATIONS


New York, January 29, 1998 -- SFX Broadcasting, Inc (NASDAQ: SFXBA) announced today the distribution to the holders of its $450,000,000 10 3/4% Senior Subordinated Notes due 2006 and its $225,000,000 12 5/8% Series E Cumulative Exchangeable Preferred Stock due October 31, 2006, of supplements to the Consent Solicitation Statements previously distributed on January 7, 1998 in respect to the Senior Subordinated Notes and the Series E Preferred Stock.

As set forth in the supplements, the consent fees set forth in the consent solicitation statements previously mailed on January 7, 1998 have been amended from $10.00 per $1,000 in principal amount of Senior Subordinated Notes to $22.50 per $1,000 in principal amount of Notes and from $1.00 per share of Series E Preferred Stock to $2.25 per share of Series E Preferred Stock. Additionally, the consent solicitation expiration dates will now be extended until February 3, 1998. Pursuant to the consent solicitation statements, consents will become irrevocable upon receipt of the requisite consents.
In addition to the revised consent fees, certain limitations to the proposed amendments to the indenture relating to the Notes and the certificate of designations relating to the Series E Preferred Stock have been made.

Lehman Brothers Inc. is acting as Solicitation Agent: Contact David Parsons at
(212) 528-7581 or (800) 438-3242 toll free.

D.F. King & Co. Inc. is acting as Information Agent: Contact John L. Bibas at
(212) 493-6925 or (800) 848-3416.